Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2008 Equity Incentive Plan, and the Second Amended and Restated 2006 Stock Option Plan of our report dated June 5, 2008, except for Note 17, as to which the date is July 22, 2008, with respect to the consolidated financial statements of GT Solar International, Inc., included in Amendment No. 6 to its Registration Statement on Form S-1 (File No. 333-142383) and related prospectus, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 21, 2008